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                                                                     EXHIBIT 4.4
                              CERTIFICATE OF TRUST

                                       OF

                         BT PREFERRED CAPITAL TRUST II


          This Certificate of Trust of BT Preferred Capital Trust II (the "Trust"), dated October 28, 1996, is being duly executed and filed by the undersigned, as trustee, to form a business trust under the Delaware Business Trust Act (12 Del. C. (S) 3801 et seq.).

          1. NAME. The name of the business trust being formed hereby is BT Preferred Capital Trust II.

          2. DELAWARE TRUSTEES. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Administration.

          3. EFFECTIVE DATE. This Certificate of Trust shall be effective upon the filing of this Certificate of Trust.

          IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has executed this Certificate of Trust as of the date first above written.

                         WILMINGTON TRUST COMPANY, as Trustee


                         By: /s/ Bruce Bisson
                            --------------------------------
                            Name:  BRUCE BISSON
                            Title: VICE PRESIDENT